Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Maximillian Marcy Investor Relations Contact 651-236-5062

NEWS	For Immediate Release	March 23, 2011

H.B. Fuller Reports First Quarter 2011 Results

Net Revenue Up 10 Percent Year-Over-Year;

Company Reaffirms Fiscal 2011 EPS Guidance of $1.75 to $1.85

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the first quarter that ended February 26, 2011.

First Quarter 2011 Highlights Included:

•	Organic revenue increased 9 percent year-over-year;

•	EIMEA region posted another strong quarter of growth with organic revenue up over 13 percent from last year;

•	Gross profit margin improved 20 basis points sequentially despite continued raw material price escalation;

•	Local presence established in Turkey to enhance commercial position in fast-growing market.

First Quarter 2011 Results:

Net income for the first quarter of 2011 was $14.4 million, or $0.29 per diluted share, versus $19.0 million, or $0.38 per diluted share, in last year’s first quarter.

Net revenue for the first quarter of 2011 was $339.5 million, up 9.7 percent versus the first quarter of 2010. Higher average selling prices, higher volume and acquisitions positively impacted net revenue growth by 6.8, 2.2 and 1.7 percentage points, respectively. Foreign currency translation reduced net revenue growth by 1.0 percentage point. Organic revenue grew by 9.0 percent year-over-year. On a sequential basis, net revenue decreased approximately 6 percent relative to the fourth quarter of 2010, in-line with typical seasonal patterns.

Gross profit margin was down approximately 300 basis points versus the first quarter of 2010, primarily due to the cumulative effect of escalating raw material costs over the past year. Gross profit margin improved by 20 basis points versus the previous quarter as a combination of product reformulation and pricing actions offset ongoing raw material cost increases. Relative to the prior year, Selling, General and Administrative expense was higher by 5.9 percent, but down 80 basis points as a percentage of net revenue.

Balance Sheet and Cash Flow:

At the end of the first quarter of 2011, the Company had cash totaling $122 million and total debt of $239 million. This compares to fourth quarter levels of $133 million and $251 million, respectively. Sequentially, net debt was essentially unchanged. Cash flow from operations was $1.5 million in the first quarter, slightly better than last year, driven by better net working capital management, offset by lower net income.

Fiscal 2011 Outlook:

“We are pleased with the results of the first quarter,” said Jim Owens, H. B. Fuller president and chief executive officer. “We continued our growth momentum with organic revenue up 9 percent from last year. While raw material costs continued to rise in the quarter, our gross margin improved sequentially due to a combination of pricing actions, reformulation and product substitution that were executed efficiently by the entire organization. We have bumped up our full-year revenue guidance to between 10 percent and 12 percent above last year primarily to reflect additional price increases required to recover material costs. We met our expectations for profitability in the first quarter and, as a result, we are reaffirming the full-year earnings per share guidance that we provided at the beginning of the fiscal year.”

The following highlights the Company’s expectations for several key metrics in its 2011 financial outlook:

•	Net revenue 10 percent to 12 percent higher in 2011 relative to 2010 (updated guidance);

•	Earnings per diluted share of between $1.75 and $1.85;

•	Capital expenditures approximately $40 million;

•	The Company’s effective tax rate, excluding discrete items, is expected to be 32 percent.

Conference Call:

The Company will host an investor conference call to discuss first quarter 2011 results on Thursday, March 24, 2011, at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding operating income, operating margin, and earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About H.B. Fuller Company:

For more than 120 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants, paints and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2010 net revenue of $1.36 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit HBFuller.com, HBFullerStrength.com, read our blog or follow GlueTalk on Twitter.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing for the fiscal year ended November 27, 2010. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended February 26, 2011	13 Weeks Ended February 27, 2010

Net revenue	$339,548	$309,442
Cost of sales	(242,644)	(211,763)

Gross profit	96,904	97,679

Selling, general and administrative expenses	(75,653)	(71,448)
Asset impairment charges	(332)	—
Other income (expense), net	294	(63)
Interest expense	(2,581)	(1,948)

Income before income taxes and income from equity method investments	18,632	24,220

Income taxes	(6,285)	(7,059)

Income from equity method investments	1,860	1,815

Net income including non-controlling interests	$14,207	$18,976

Net (income) loss attributable to non-controlling interests	144	(24)

Net income attributable to H.B. Fuller	$14,351	$18,952

Basic income per common share attributable to H.B. Fuller	$0.29	$0.39

Diluted income per common share attributable to H.B. Fuller	$0.29	$0.38

Weighted-average common shares outstanding:
Basic	49,006	48,491
Diluted	49,877	49,494

Dividends declared per common share	$0.0700	$0.0680

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	February 26, 2011	November 27, 2010	February 27, 2010
Cash & cash equivalents	$121,938	$133,277	$148,974
Trade accounts receivable, net	226,835	221,020	185,511
Inventories	143,836	121,621	132,781
Trade payables	122,871	102,107	104,634
Total assets	1,173,721	1,153,457	1,132,552
Total debt	239,169	250,721	279,160

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement (unaudited)

	13 Weeks Ended February 26, 2011	13 Weeks Ended February 27, 2010

Net revenue	100.0%	100.0%
Cost of sales	(71.5%)	(68.4%)

Gross profit	28.5%	31.6%

Selling, general and administrative expenses	(22.3%)	(23.1%)
Asset impairment charges	(0.1%)	0.0%
Other income (expense), net	0.1%	(0.0%)
Interest expense	(0.7%)	(0.7%)

Income before income taxes and income from equity method investments	5.5%	7.8%

Income taxes	(1.9%)	(2.3%)

Income from equity method investments	0.6%	0.6%

Net income including non-controlling interests	4.2%	6.1%

Net (income) loss attributable to non-controlling interests	0.0%	(0.0%)

Net income attributable to H.B. Fuller	4.2%	6.1%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended February 26, 2011	13 Weeks Ended February 27, 2010
Net Revenue:
North America	$134,926	$127,067
EIMEA	100,806	94,018
Latin America	59,896	55,294
Asia Pacific	43,920	33,063

Total H.B. Fuller	$339,548	$309,442

Operating Income[2]:
North America	$14,881	$17,203
EIMEA	1,946	4,110
Latin America	3,358	2,852
Asia Pacific	1,066	2,066

Total H.B. Fuller	$21,251	$26,231

Depreciation Expense:
North America	$3,354	$3,423
EIMEA	2,264	2,423
Latin America	1,048	1,021
Asia Pacific	914	573

Total H.B. Fuller	$7,580	$7,440

Amortization Expense:
North America	$1,987	$2,227
EIMEA	224	615
Latin America	7	107
Asia Pacific	268	62

Total H.B. Fuller	$2,486	$3,011

EBITDA[1]:
North America	$20,222	$22,853
EIMEA	4,434	7,148
Latin America	4,413	3,980
Asia Pacific	2,248	2,701

Total H.B. Fuller	$31,317	$36,682

Operating Margin[3]:
North America	11.0%	13.5%
EIMEA	1.9%	4.4%
Latin America	5.6%	5.2%
Asia Pacific	2.4%	6.2%

Total H.B. Fuller	6.3%	8.5%

EBITDA Margin[1]:
North America	15.0%	18.0%
EIMEA	4.4%	7.6%
Latin America	7.4%	7.2%
Asia Pacific	5.1%	8.2%

Total H.B. Fuller	9.2%	11.9%

Net Revenue Growth:
North America	6.2%
EIMEA	7.2%
Latin America	8.3%
Asia Pacific	32.8%

Total H.B. Fuller	9.7%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(unaudited)

	13 Weeks Ended February 26, 2011
	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	5.8%	7.4%	10.5%	2.7%	6.8%
Volume	0.1%	5.8%	(2.2%)	7.3%	2.2%

Organic Growth	5.9%	13.2%	8.3%	10.0%	9.0%
F/X	0.3%	(6.0%)	0.0%	6.6%	(1.0%)
Acquisition	0.0%	0.0%	0.0%	16.2%	1.7%

	6.2%	7.2%	8.3%	32.8%	9.7%

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended February 26, 2011	13 Weeks Ended February 27, 2010

Net revenue	339,548	309,442
Cost of sales	(242,644)	(211,763)

Gross profit	96,904	97,679

Selling, general and administrative expenses	(75,653)	(71,448)

Operating Income[2]	21,251	26,231
Depreciation expense	7,580	7,440
Amortization expense	2,486	3,011

EBITDA[1]	31,317	36,682

EBITDA Margin[1]	9.2%	11.9%

[1]

EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense. On a segment basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net revenue.

[2]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments.
[3]	Operating Margin is a non-GAAP financial measure defined as gross profit, less SG&A expense, divided by net revenue.